UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nuveen Global High Income Fund (JGH)
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Nuveen Global High Income Fund

Letter to Shareholders

The Fund Has Consistently Delivered High Current Income for Investors, Executing on Its Stated Objective

Vote on the WHITE Proxy Card Today “FOR ALL” the Fund’s Experienced Nominees

March 1, 2021

Dear Shareholder,

We are writing to you again regarding the Annual Meeting for Nuveen Global High Income Fund to be held on April 6, 2021, as it is imperative you are aware of the facts necessary to make an informed decision on the critical matters that will be decided at this year’s meeting.

As a reminder, the Fund’s experienced, entirely independent Board of Trustees unanimously recommends that you:

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Support your Board’s highly qualified nominees—Jack B. Evans, Albin F. Moschner and Matthew Thornton III— whose superior closed-end fund experience serves your interests as long-term shareholders. Support your Board by voting using the WHITE Proxy Card.

•

Do not support a proposal from a short-term focused hedge fund, Saba Capital Master Fund, Ltd., to pack the Board with its hand-picked nominees who lack any relevant closed-end fund experience and are beholden to the short-term interests of Saba. DO NOT vote using Saba’s gold proxy card.

In making this important decision, we encourage you to consider the Fund’s performance under your Board’s leadership:

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The Fund has fulfilled its stated investment objective of providing high current income by paying a meaningfully higher distribution yield than its benchmark (the Bloomberg Barclays Global High Yield Hedged Index) over the trailing 3-year, 5-year and since inception periods.

o

Given persistently low interest rates and unpredictable economic conditions, we realize that the Fund delivering on its objective is more important than ever. Your Board is wholly focused on, and committed to, continuing to earn your support by protecting your investment and providing you with the high current income you have come to expect from the Fund across a variety of market conditions.

JGH has paid a meaningfully higher distribution yield than its benchmark

Bloomberg Barclays Global High Yield Hedged Index: An unmanaged index considered representative of fixed-rate, non-investment grade debt of companies in the U.S., developed markets and emerging markets. Benchmark returns assume reinvestment of distributions, but do not reflect any applicable sales charges or management fees.

•

The Fund has provided compelling long-term returns, with a 5-year annualized return of 10.47% on net asset value and 13.15% on market price as of 1/31/2021, outperforming its peers (as measured by the Lipper High Yield Leveraged Funds category) and its benchmark (the Bloomberg Global High Yield Hedged Index).

•

2020 was a year filled with unprecedented challenges presented by COVID-19. Admittedly, the Fund’s recent performance has been challenged by the pandemic-induced market sell-off and related risk management actions taken on behalf of the Fund, including reducing leverage—which we acknowledge has had the effect of reducing distributions in the near term. We remain confident that your Board’s actions will serve you well over the long-term. Based on the Fund’s strong long-term track record to date, we believe that over the course of 2021 the Fund will continue to provide investors with high current income and attractive returns.

•

In support of the Fund’s stated objective and to improve distribution stability, your Board adopted a level distribution policy on February 25, 2021 and announced a 32.2% distribution increase for your Fund.

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The Fund was formed in November 2014 through the merger of Nuveen Global Income Opportunities Fund and Nuveen Diversified Currency Opportunities Fund with the goal of providing shareholders a more straightforward global high income mandate seeking higher income distributions with lower fees and expenses. As shown in the chart above, the Fund has performed for shareholders by delivering on its stated investment objective of providing high current income while also delivering attractive total returns.

Ahead of the upcoming Annual Meeting, we’d also like to remind you that your Board is composed of highly qualified, experienced Trustees who’ve exhibited strong, independent governance in their oversight of your Fund. Using insights and experienced gained from overseeing the Nuveen closed-end fund complex, your Board has an established history of actions taken designed to enhance shareholder value. Your Board’s qualifications and history stand in stark contrast to Saba’s two proposed nominees, whose only closed-end fund experience relates to their activities in service of Saba’s interests. We encourage you NOT to support the Saba hedge fund’s proposal to pack the Board with its hand-picked nominees.

We urge you to review the enclosed proxy materials, which outline why we believe your Board’s nominees deserve your vote. Voting takes just a few minutes and can be done online, by phone or mail by following the instructions on the WHITE proxy card.

The election of the Saba hedge fund’s hand-picked nominees could disrupt your Board’s efforts to enhance long-term shareholder value. If elected, Saba’s hand-picked nominees will likely seek to take actions that would advance Saba’s near-term interests and negatively impact the Fund’s scale and portfolio holdings. These likely actions would reduce the Fund’s ability to meet its investment objective of providing high current income enjoyed by long-term investors like yourself. Don’t let a self-interested hedge fund like Saba put your investment and your opportunity for future returns at risk. You can reject their efforts by voting your WHITE proxy card “FOR ALL” of your Board’s experienced and qualified nominees.

The Saba hedge fund may contact you by mail to solicit your vote. Please do not mail in the gold proxy card sent to you by the Saba hedge fund or any proxy card other than the WHITE proxy card, as doing so would cancel your vote to support your Fund and its current Board.

Thank you for your continued support.

Sincerely,

Terence J. Toth

Chair of the Board of Trustees

Nuveen Global High Income Fund

If you have any questions, please call the Fund’s proxy solicitor, Georgeson LLC, toll-free at 866-431-2108.